EXHIBIT 10.28

                                  AMENDMENT TO
                        INCENTIVE STOCK OPTION AGREEMENT

          AS UNANIMOUSLY APPROVED BY THE COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                DECEMBER 21, 1998
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On December 21, 1998 the Compensation Committee of the Board of Directors of
Southern Mineral Corporation (the "COMPANY") elected to reprice the options issued under the Incentive Stock Option Agreement to all employees, save and except for Steven H. Mikel, as of December 21, 1998.

The Agreement is amended, as follows:

      EXERCISE PRICE. The exercise price of this Incentive Option is $1.00 per share of Common Stock acquired on exercise, which price is not less than 100% (or, if the Optionee, at the date of the grant of this Incentive Option, owns more than 10% of the total combined voting power of all the Company's outstanding voting securities, 110%) of the Fair Market Value, as determined in accordance with the Plan, of a share of Common Stock on the date of grant of this Incentive Option.

The effective date of this Amendment is December 21, 1998. This Amendment shall supersede and replace Section 2 of all prior agreements and understandings, oral or written, between the Company and the Optionee regarding the exercise price of the Incentive Option covered hereby. In all other respects, the applicable terms and provisions of the Plan shall govern and prevail.